EXHIBIT 10.37
MOVE, INC.
Amendment to the Employment Agreement
with Lewis R. Belote III
          This Amendment to the Employment Agreement dated as of March 6, 2002, (the “Agreement”) between Move, Inc. (previously known as “homestore.com, Inc.”) (the “Company”) and Lewis R. Belote III (“Executive”) is made this 19th day of December, 2008.
          The Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:
1.	The Agreement is hereby amended by deleting the last paragraph of Section 4(e) in its entirety and replacing it with the following:

“The following shall apply to your rights under this Section 4: (i) any payments or reimbursements provided in any one calendar year shall not affect the amount of payments or reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made within 10 days after demand by you and no later than December 31 of the year following the year in which the expense was incurred; and (iii) such rights shall not be subject to liquidation or exchange for another benefit. If all or any portion of the amounts payable to you or on your behalf under this Section 4 become or otherwise are subject to federal or state income taxes, Homestore shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such taxes been imposed, and such payment shall be paid within 10 days after demand by you, and in no event later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by Homestore, which amount shall be increased or decreased to reflect the results of any final determination by taxing authorities in any administrative or judicial action, and shall include any expenses reasonably incurred by you in defending same. The reimbursement of such expenses shall be made on a current basis, as incurred and within 10 days after demand by you, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of such audit or proceeding no taxes are remitted, December 31 of the year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding. The amount payable pursuant to this paragraph shall be increased to the extent necessary to pay any interest and penalties determined to be due, and shall be grossed up for the income tax due on the aggregate reimbursement.”

2.	The Agreement is hereby amended by deleting Section 6(a) in its entirety and replacing with the following:

“You may terminate your employment upon written notice to the Board no later than 90 days following the initial occurrence of an event constituting “Good Reason” (as defined below), if following such event, the event constituting Good Reason is not cured by

Homestore within 30 days after receipt of your notice to the Board requesting that such event be cured (an “Involuntary Termination”);”

3.	The Agreement is hereby amended by deleting Section 7(a) in its entirety and replacing with the following:

““Good Reason” means the occurrence of any of the following conditions, without your written consent: (i) your no longer serving as chief executive officer of Homestore or its ultimate parent corporation and reporting only to the board of directors of Homestore or such ultimate parent, as the case may be; (ii) any material breach of this letter agreement by Homestore, including any material reduction in your cash compensation or reimbursements; or (iii) Homestore’s requiring you to be based at any office or location more than 50 miles from Atlanta, GA or Homestore’s current headquarters in Westlake Village, California.”

4.	The Agreement is hereby amended by deleting the first sentence of Section 8 and replacing with the following:

“Upon termination of your employment with Homestore for any reason, you will receive payment in a lump sum in cash within 30 days after the date of termination, all unpaid salary and vacation accrued to the date of your termination of employment; any remaining unpaid balance of your sign-on bonus; and any performance bonus that has been earned but not paid. In addition, your benefits will be continued under Homestore’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies or as required by applicable law.”

5.	The Agreement is hereby amended by deleting Section 8(b) in its entirety and replacing with the following:

“In the event of your Involuntary Termination, Termination for Death or Disability, or Termination without Cause, subject to your execution (or the execution by your executor or personal representative in the case of your death) of the acknowledgement and release attached as Exhibit A (the “Release”) within 30 days after your termination of employment (and such release not being revoked within such time period), you will be entitled to a severance payment equal to the sum of (i) 12 months of your then current annual base salary and (ii) 100% of the target bonus that would otherwise be payable to you for the fiscal year in which your termination occurs (whether or not you have satisfied the applicable performance objectives) (the “Cash Severance”). Subject to Section 14, the Cash Severance will be payable in equal installments over 12 months in accordance with Homestore’s normal payroll practices beginning with the first payroll date following execution of the Release, with such payroll deductions and withholdings as are required by law. For purposes of Code Section 409A, the right to receive such installments pursuant to Homestore’s standard payroll practices shall be treated as the right to receive a series of separate payments, as defined in Treas. Reg. Section 1.409A-2(b)(2)(iii).”

6.	The Agreement is hereby amended by deleting Section 8(c) in its entirety and replacing with the following:

“Regardless of the basis of your termination and regardless of whether you agree to execute the acknowledgement and release, if all or any portion of the amounts payable to you or on your behalf under this agreement or otherwise from Homestore become or otherwise are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or similar state tax and/or assessment, Homestore shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such excise tax been imposed, and such payment shall be paid within 10 days after demand by you, and in no event later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by Homestore, which amount shall be increased or decreased to reflect the results of any final determination by taxing authorities in any administrative or judicial action and shall include any expenses reasonably incurred by you in defending same. The reimbursement of such expenses shall be made on a current basis, as incurred and within 10 days after demand by you, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of such audit or proceeding no taxes are remitted, December 31 of the year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding. The amount payable pursuant to this paragraph shall be sufficient to pay any interest and penalties determined to be due, and shall be grossed up for the income tax due on the aggregate reimbursement.”

7.	The Agreement is hereby amended by adding the following sentence to the end of Section 13(b):

“If you become entitled to recover fees and expenses under this Section 13(b), the reimbursement of an eligible expense shall be made within 10 days after demand by you, accompanied with such evidence of fees and expenses incurred as Homestore reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.”

8.	The Agreement is hereby amended by adding the following new Section 14:
               “14. Code Section 409A.
(a)	The parties intend that the severance payments payable under this Agreement qualify to the maximum extent possible either for the short-term deferral exception to Code Section 409A (as described in Treas. Reg. Section 1.409A-1(b)(4)) or the involuntary separation from service exception to Code Section 409A (as described in Treas. Reg. Section 1.409A-1(b)(9)(iii) and therefore should not be subject to the six-month delay described in subparagraph (c) below. In any event this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b)	Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of your termination of employment, such amount or benefit will not be payable or distributable to you, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to your termination of employment meet the description or definition of “separation from service” in Section 409A of the Code and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” occurs, or such later date as may be required by subsection (c) below.

(c)	Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which you are a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Homestore under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)	if the payment or distribution is payable in a lump sum, your right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of your death or the first day of the seventh month following your separation from service; and

(ii)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your separation from service will be accumulated and your right to receive payment or distribution of such accumulated amount will be delayed until the earlier of your death or the first day of the seventh month following your separation from service, whereupon the accumulated amount will be paid or distributed to you on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.”
          Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.
(Signatures on next page)

          IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed on the day and year first above written.

MOVE, INC.

By: /s/ W. Michael Long

EXECUTIVE

/s/ Lewis R. Belote III Lewis R. Belote III